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                                                                     Exhibit 5.8

                           [ROPES & GRAY LETTERHEAD]


                                                     December 20, 2000


Palmer & Dodge LLP
One Beacon Street
Boston, Massachusetts 02108

Ladies and Gentlemen:

     Reference is made to our opinion dated November 27, 2000 and included as
Exhibit 5.2 to the Registration Statement on Form S-3 (Registration No. 333-50808) (the "REGISTRATION STATEMENT") filed on November 28, 2000 with the Securities and Exchange Commission (the "COMMISSION") by TECO Energy, Inc., a Florida corporation (the "COMPANY"), and the co-registrants named therein. We are rendering this supplemental opinion in connection with the prospectus supplement dated December 14, 2000 (the "PROSPECTUS SUPPLEMENT") relating to the 8.50% Trust Preferred Securities (the "TRUST PREFERRED SECURITIES") of TECO Capital Trust I (the "TRUST"), which was filed with the Commission on December 15, 2000. The Trust Preferred Securities represent a corresponding amount of 8.50% Company Preferred Securities (the "COMPANY PREFERRED SECURITIES") of TECO Funding Company I, LLC (the "LLC"), which are fully and unconditionally guaranteed on a junior subordinated basis by the Company as to the payment of distributions, and as to payments on liquidation or redemption, to the extent set forth in a guarantee agreement dated as of December 1, 2000 (the "GUARANTEE") between the Company and The Bank of New York, as trustee (the "GUARANTEE TRUSTEE"). In conjunction with these issuances, the Company is issuing $206,200,000 aggregate principal amount of 8.50% Junior Subordinated Notes due 2041 (the "NOTES") to the LLC pursuant to the Third Supplemental Indenture dated as of December 1, 2000 (the "SUPPLEMENTAL INDENTURE") to the Indenture dated as of August 17, 1998 (the "BASE INDENTURE" and together with the Supplemental Indenture, the "INDENTURE") between the Company and The Bank of New York, as trustee.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.


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Ropes & Gray

     Palmer & Dodge LLP               -2-                     December 20, 2000




     The opinion expressed herein is limited to matters governed by the laws of the State of New York.

     Based upon the foregoing, we are of the opinion that:

     1. Assuming that the Indenture has been duly authorized, executed and delivered by the parties thereto, the terms of the Notes and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property, and the Notes have been duly executed, authenticated and delivered in accordance with the Indenture against payment of the purchase price therefor and issued and sold as contemplated by the Prospectus Supplement, the Notes will constitute the valid and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

     2. When the Company and the Guarantee Trustee duly execute and deliver the Guarantee in connection with the offering of the Trust Preferred Securities and the Company Preferred Securities, and assuming that (a) the Guarantee as executed and delivered does not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and (b) the Guarantee as executed and delivered complies with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property, the Guarantee will constitute the valid and binding obligation of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law. To the extent that the obligations of the Company under the Guarantee may be dependent thereon, we assume for purposes of the opinion in this paragraph 2 that each of the Trust and the LLC has and will have the power and authority to issue and sell the Trust Preferred Securities and the Company Preferred Securities, respectively; that the Guarantee will be duly authorized by all necessary corporate action by the Company; that the Guarantee Trustee is and will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Guarantee Trustee is and will be duly qualified to engage in the activities contemplated by the Guarantee; that the Guarantee will be duly authorized by the Guarantee Trustee and constitute the valid and binding obligation of the Guarantee Trustee, enforceable against the Guarantee Trustee in accordance with its terms; that the Guarantee Trustee is and will be in compliance, generally and with respect to acting as a Guarantee Trustee under the Guarantee, with all applicable laws and regulations; and that the Guarantee Trustee has and will have the requisite organizational and legal power and authority to perform its obligations under the Guarantee.

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Ropes & Gray

    Palmer & Dodge LLP                -3-                     December 20, 2000




     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the caption "Legal Matters."


                                         Very truly yours,

                                         /s/ ROPES & GRAY

                                         Ropes & Gray